Exhibit 99.1

Itron Announces First Quarter 2013 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--April 26, 2013--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its first quarter ended March 31, 2013. Highlights include:

  Quarterly revenues of $448 million;
  Quarterly GAAP diluted net earnings per share of 6 cents;
  Quarterly non-GAAP diluted net earnings per share of 31 cents;
  Quarterly adjusted EBITDA of $27 million;
  Twelve-month backlog of $565 million and total backlog of $1 billion; and
  Quarterly bookings of $447 million.

“First quarter revenues were down compared to last year, as expected. Core electricity and water revenues increased, offset by the successful completion of several large OpenWay deployments in North America in 2012,” said Philip Mezey, Itron’s president and chief executive officer. “Overall, lower volumes pressured our gross margin in the quarter while sales, marketing, and general and administrative expenses declined compared with last year. As Itron invests in innovation for the long-term to support smart metering projects around the world, our near-term focus is to improve operating performance through efficiencies. I remain confident about our industry’s future growth prospects and confident in Itron’s ability to lead the transformation to smarter grids and smarter cities.”

Financial Results

Revenues for the quarter were $448 million compared with $572 million in the same period in 2012. Excluding an unfavorable impact of $5 million from changes in foreign currency exchange rates, revenues for the quarter decreased $119 million compared with the prior year period. This decrease was driven by $118 million of lower revenue in the Energy segment related to the completion of several OpenWay projects in North America. The company’s other electricity revenues grew by 10 percent, water revenues grew by 1.5 percent, and other gas revenues declined by 12 percent on a constant currency basis.

Gross margin for the quarter was 31 percent compared with the prior year period margin of 32 percent, driven primary by lower volumes. Gross margin for the Energy segment decreased slightly over the prior year as benefits from efficiencies and lower warranty costs were offset by lower volumes. The gross margin for the Water segment decreased 320 basis points due to an increase in professional services which have lower margins.

GAAP operating expenses were $138 million in the quarter compared with $143 million in the same period last year. The decrease was due to a favorable impact from changes in foreign currency exchange rates of $1 million, decreased corporate general and administrative costs, lower sales and marketing costs in both the Energy and Water segments, and lower intangible asset amortization costs. GAAP operating income for the quarter was $2.3 million compared with $39.6 million in the respective 2012 period. The decrease was attributable to lower gross profit and higher operating expenses as a percent of revenue, driven by the company’s investment in product development, sales and marketing for future global smart metering projects.

GAAP net income and diluted earnings per share (EPS) for the quarter was $2.6 million, or 6 cents per share, compared with net income of $25 million, or 63 cents per share, during the same period in 2012. The decrease in 2013 net income for the quarter was driven by lower gross profit primarily from lower revenues, partially offset by a tax benefit due to the recognition of a $4 million research and development credit related to 2012.

Non-GAAP operating expenses for the quarter, which excludes amortization of intangibles, restructuring charges and acquisition related expenses, decreased $3 million over prior year. The decrease was driven by lower global sales and marketing and corporate general and administrative costs. Non-GAAP operating income was $14.7 million compared with $54.3 million in the same period in 2012. The decrease was attributable to lower gross profit and higher operating expenses as a percent of revenue, driven by the company’s investment in product development, sales and marketing for future global smart metering projects. Non-GAAP net income and diluted EPS for the quarter was $12 million, or 31 cents per share, compared with $36 million, or 91 cents per share, for the same period in 2012. The decrease in non-GAAP net income for the quarter was due to lower gross profit, driven primarily from lower revenues partially offset by the impact of a tax benefit due to the recognition of the 2012 research and development credit.

Free cash flow for the quarter was negative $14 million compared with a positive $42 million in the first quarter of 2012. The decrease over the prior year was due to lower earnings coupled with an increase in trade working capital primarily related to accounts receivables and higher inventory levels intended to be used in future quarters.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 8:30 a.m. Eastern Time (ET) on April 26, 2013. The call will be webcast in a listen-only mode. The webcast and conference call materials will be made available 15 minutes before the start of the call and are accessible on Itron’s website at http://investors.itron.com/events.cfm. The webcast replay will be available within 90 minutes of the conclusion of the live call and will be available for two weeks. A telephone replay of the conference call will be available at 1:30 p.m. ET on April 26, 2013 through 1:30 p.m. ET on May 1, 2013. To access the telephone replay dial 888-203-1112 or 719-457-0820 and enter pass code 4066711.

About Itron

Itron is a global technology company. We build solutions that help utilities measure, monitor and manage energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than one hundred countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world, start here: www.itron.com.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2013	2012
Revenues	$447,536	$571,640
Cost of revenues	307,413	388,535
Gross profit	140,123	183,105

Operating expenses
Sales and marketing	48,216	49,856
Product development	44,208	44,356
General and administrative	33,595	36,570
Amortization of intangible assets	10,744	11,913
Restructuring expense	1,013	789
Total operating expenses	137,776	143,484

Operating income	2,347	39,621
Other income (expense)
Interest income	1,061	193
Interest expense	(2,338)	(2,437)
Other income (expense), net	(817)	(2,176)
Total other income (expense)	(2,094)	(4,420)

Income before income taxes	253	35,201
Income tax benefit (provision)	3,243	(9,629)
Net income	3,496	25,572
Net income attributable to non-controlling interests	926	219
Net income attributable to Itron, Inc.	$2,570	$25,353

Earnings per common share - Basic	$0.07	$0.64
Earnings per common share - Diluted	$0.06	$0.63

Weighted average common shares outstanding - Basic	39,420	39,913
Weighted average common shares outstanding - Diluted	39,770	40,216

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended March 31,
	2013	2012
Revenues
Energy
Electricity	$175,763	$284,460
Gas	136,915	153,287
Total Energy	312,678	437,747
Water	134,858	133,893
Total Company	$447,536	$571,640

Gross profit
Energy	$95,554	$134,603
Water	44,569	48,502
Total Company	$140,123	$183,105

Operating income (loss)
Energy	$480	$38,164
Water	12,575	15,937
Corporate unallocated	(10,708)	(14,480)
Total Company	$2,347	$39,621

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended March 31,
	2013	2012
Meters
Standard	4,440	4,880
Advanced and Smart	1,630	2,250
Total meters	6,070	7,130

Stand-alone communication modules
Advanced and Smart	1,340	1,590

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	March 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$101,561	$136,411
Accounts receivable, net	356,228	375,326
Inventories	182,454	170,719
Deferred tax assets current, net	33,152	33,536
Other current assets	111,015	104,958
Total current assets	784,410	820,950

Property, plant, and equipment, net	248,612	255,212
Deferred tax assets noncurrent, net	53,673	44,584
Other long-term assets	30,468	28,908
Intangible assets, net	221,147	238,771
Goodwill	683,215	701,016
Total assets	$2,021,525	$2,089,441

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$197,759	$227,739
Other current liabilities	51,946	49,950
Wages and benefits payable	83,567	91,802
Taxes payable	13,697	9,305
Current portion of debt	20,625	18,750
Current portion of warranty	25,150	27,115
Unearned revenue	56,174	42,712
Total current liabilities	448,918	467,373

Long-term debt	378,125	398,750
Long-term warranty	25,604	26,490
Pension plan benefit liability	87,805	90,533
Deferred tax liabilities noncurrent, net	14,156	16,682
Other long-term obligations	80,263	80,100
Total liabilities	1,034,871	1,079,928

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,299,611	1,294,213
Accumulated other comprehensive loss, net	(66,132)	(34,384)
Accumulated deficit	(264,292)	(266,862)
Total Itron, Inc. shareholders' equity	969,187	992,967
Non-controlling interests	17,467	16,546
Total equity	986,654	1,009,513
Total liabilities and equity	$2,021,525	$2,089,441

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Three Months Ended March 31,
	2013	2012
Operating activities
Net income	$3,496	$25,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,757	27,227
Stock-based compensation	5,096	4,198
Amortization of prepaid debt fees	414	348
Deferred taxes, net	(9,227)	(69)
Restructuring expense, non-cash	26	-
Other adjustments, net	196	863
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	8,362	20,825
Inventories	(15,944)	(10,994)
Other current assets	(6,867)	(7,261)
Other long-term assets	3,549	1,308
Accounts payables, other current liabilities, and taxes payable	(14,629)	2,953
Wages and benefits payable	(6,546)	(13,358)
Unearned revenue	13,474	9,740
Warranty	(2,098)	(3,357)
Other operating, net	(3,464)	(3,992)
Net cash provided by operating activities	595	54,003

Investing activities
Acquisitions of property, plant, and equipment	(14,765)	(12,043)
Business acquisitions, net of cash equivalents acquired	(860)	(860)
Other investing, net	56	283
Net cash used in investing activities	(15,569)	(12,620)

Financing activities
Payments on debt	(18,750)	(13,750)
Issuance of common stock	1,073	978
Repurchase of common stock	(200)	(10,594)
Other financing, net	634	140
Net cash used in financing activities	(17,243)	(23,226)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,633)	3,195
Increase (decrease) in cash and cash equivalents	(34,850)	21,352
Cash and cash equivalents at beginning of period	136,411	133,086
Cash and cash equivalents at end of period	$101,561	$154,438

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets, restructuring and acquisitions. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring and acquisitions. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses and restructuring expense, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2013	2012
NON-GAAP OPERATING INCOME - ENERGY
Energy - GAAP operating income	$480	$38,164
Amortization of intangible assets	7,838	8,632
Restructuring expense	(1,150)	603
Acquisition related expenses	624	-
Energy - Non-GAAP operating income	$7,792	$47,399

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$12,575	$15,937
Amortization of intangible assets	2,906	3,281
Restructuring expense	609	18
Water - Non-GAAP operating income	$16,090	$19,236

NON-GAAP OPERATING LOSS - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(10,708)	$(14,480)
Restructuring expense	1,554	168
Acquisition related expenses	4	2,021
Corporate unallocated - Non-GAAP operating loss	$(9,150)	$(12,291)

NON-GAAP OPERATING INCOME
GAAP operating income	$2,347	$39,621
Amortization of intangible assets	10,744	11,913
Restructuring expense	1,013	789
Acquisition related expenses	628	2,021
Non-GAAP operating income	$14,732	$54,344

NON-GAAP OPERATING EXPENSE
Total Company - GAAP operating expense	$137,776	$143,484
Amortization of intangible assets	(10,744)	(11,913)
Restructuring expense	(1,013)	(789)
Acquisition related expenses	(628)	(2,021)
Total Company - Non-GAAP operating expense	$125,391	$128,761

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income	$2,570	$25,353
Amortization of intangible assets	10,744	11,913
Amortization of debt placement fees	389	348
Restructuring expense	1,013	789
Acquisition related expenses	628	2,021
Income tax effect of non-GAAP adjustments	(2,856)	(4,005)
Non-GAAP net income	$12,488	$36,419

Non-GAAP diluted EPS	$0.31	$0.91

Weighted average common shares outstanding - Diluted	39,770	40,216

ADJUSTED EBITDA
GAAP net income (loss)	$2,570	$25,353
Interest income	(1,061)	(193)
Interest expense	2,338	2,437
Income tax (benefit) provision	(3,243)	9,629
Depreciation and amortization	24,757	27,227
Restructuring expense	1,013	789
Acquisition related expenses	628	2,021
Adjusted EBITDA	$27,002	$67,263

FREE CASH FLOW
Net cash provided by operating activities	$595	$54,003
Acquisitions of property, plant, and equipment	(14,765)	(12,043)
Free Cash Flow	$(14,170)	$41,960

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Marni Pilcher, 509-891-3847
Director, Investor Relations